Exhibit 4.1

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CRITICAL PATH, INC.

PROMISSORY NOTE

$________________	San Francisco, California
December 30, 2004

Critical Path, Inc., a California corporation (the “Company”), the principal office of which is located in San Francisco, California, for value received hereby promises to pay to the order of                                     , or its registered assigns (“Holder”), the sum of                                                   dollars ($                    ), or such lesser amount as shall then equal the outstanding principal amount hereof on the terms and conditions set forth hereinafter. The outstanding principal amount hereof and all accrued and unpaid interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) December 30, 2007, (ii) when declared due and payable by Holder upon the occurrence of an Event of Default or (iii) a Change of Control (the earliest of the events set forth in items (i)-(iii) immediately above, the “Maturity Date”). In addition, if the Company or any of its Subsidiaries consummates a Business Unit Sale resulting in proceeds to the Company and/or any of its Subsidiaries of less than forty million dollars ($40,000,000) but at least twenty million dollars ($20,000,000), then the Company shall pay (x) thirty-three percent (33%) of the Accreted Principal Amount, together with accrued and unpaid interest thereon since the most recent Interest Compounding Date, to the Holder from the first twenty million dollars ($20,000,000) of such proceeds and (y) from each incremental five million dollars ($5,000,000) of proceeds in excess of twenty million dollars ($20,000,000), sixteen and seventy-five one-hundredths percent (16.75%) of the unpaid Accreted Principal Amount, together with accrued and unpaid interest thereon since the most recent Interest Compounding Date, to the Holder from such proceeds immediately after the receipt of such proceed by the Company.

The Company may prepay this Note in cash in full at any time commencing on June 30, 2005 for an amount equal to the sum of (i) the Accreted Principal Amount of the Notes plus (ii) all accrued and unpaid interest thereon since the most recent Interest Compounding Date; provided, however, that if the Company wishes to prepay any of the Notes (including this Note) issued pursuant to the Note Purchase Agreement, then such prepayment(s) must be made pro rata with respect to all such Notes.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. Except as otherwise defined herein, each capitalized term used herein shall have the meaning assigned to it in the Note Purchase Agreement, as in effect on the date hereof, and without regard to any subsequent termination of the Note Purchase Agreement. All other references to the Note Purchase Agreement in this Note refer to the Note Purchase Agreement as in effect on the date hereof, and without regard to any subsequent termination of the Note Purchase Agreement. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1 “Accreted Principal Amount” shall have the meaning set forth in Section 2 hereof.

1.2 “Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended.

1.3 “Business Unit Sale” means a sale by the Company or any of its Subsidiaries of any business unit.

1.4 “Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

1.5 “Change of Control” shall mean (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the Company or the surviving entity, as the case may be, (ii) any tender offer, exchange offer or other transaction whereby any Person or “group” (as defined in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended) other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of directors, (iii) a sale of all or substantially all of the Company’s assets or properties in one or a series of related transactions, (iv) a Business Unit Sale resulting in proceeds to the Company and/or any of its subsidiaries of at least forty million dollars ($40,000,000) or (v) any other transaction described in any stockholder rights agreement or “poison pill”, if any, to which the Company is party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and would require the Board of Directors to waive the application of such stockholder rights agreement or “poison pill” unless the Board of Directors has determined in good faith that such Person has inadvertently triggered such right.

1.6 “Company” shall have the meaning set forth in the recitals hereto, and includes any corporation that shall succeed to or assume the obligations of the Company under this Note.

1.7 “Domestic Subsidiary” shall have the meaning set forth in Section 3.8 hereof.

1.8 “Event of Default” shall have the meaning set forth in Section 4 hereof.

1.9 “GAP Entities” shall mean General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmhH & Co. KG.

1.10 “Holder” shall mean the registered holder of this Note from time to time, and in the plural, shall mean all registered holders of Notes from time to time issued by the Company pursuant to the Note Purchase Agreement.

1.11 “Interest Compounding Date” shall have the meaning set forth in Section 2 hereof.

1.12 “Investment” means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory, supplies or other assets acquired in the ordinary course of business of the Company), capital stock, bonds, notes, debentures, partnership, joint venture or other ownership interests or other securities of any Person, (ii) any deposit with, or advance, loan or other extension of credit to, or on behalf of, any Person (other than deposits made in connection with the purchase of equipment, inventory, services, leases, supplies or other assets in the ordinary course of business of the Company), and (iii) any other capital contribution to or investment in any Person, including, without limitation, any guaranty obligation incurred for the benefit of any Person. For the sake of clarity, Investments shall include any transfer of property or assets by the Company to any of its Subsidiaries or by any Subsidiary of the Company to any other Subsidiary.

1.13 “Note” shall mean this note, and in the plural, shall mean all notes issued to the Investors pursuant to the terms of the Note Purchase Agreement, including this Note, and all amendments, modifications and extensions thereto.

1.14 “Note Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated December 29, 2004, among the Company, the Holder and the other parties thereto from time to time, and all amendments, modifications and extensions thereto.

1.15 “Permitted Investments” means (i) Investments in cash or cash equivalents, (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments existing on the closing date, and listed on Schedule 3.26 to the Note Purchase Agreement, (iv) loans to employees, directors or officers of the Company in connection with the award of convertible bonds or capital stock under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (v) other advances or loans to employees, directors, officers or agents of the Company in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; (vi) loans, advances and investments in foreign Subsidiaries made after the date hereof (that are not incorporated or otherwise organized under the laws of the United States of America or any state thereof) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding provided, however, that the foregoing shall not apply to loans, advances and investments in the Company’s Canadian Subsidiaries; (vii) any acquisition for which the prior written consent of the Holders of a majority of the outstanding principal amount of all of the Notes issued by the Company pursuant to the Note Purchase Agreement has been obtained, or (viii) other loans, advances and investments of a nature not contemplated by the foregoing sections in an amount not to exceed $500,000 in the aggregate at any time outstanding.

1.16 “Permitted Liens” shall have the meaning set forth in Section 3.3.

1.17 “Person” means any individual, firm, corporation, partnership, trust, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

1.18 “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Company or any of its Subsidiaries or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any shares of any class of capital stock of the Company or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Company or any Subsidiary.

1.19 “UCC” shall have the meaning set forth in Section 3.3.

2. Interest. Interest shall accrue at the rate of thirteen and nine-tenths percent (13.9%) per annum (or such lesser amount as shall equal the highest rate of interest allowable under applicable law) (the “Interest Rate”), on the outstanding Accreted Principal Amount (as hereinafter defined), from the date of this Note until the Maturity Date or the date this Note is otherwise repaid. The Company shall not be obligated to make any payments of interest which shall have accrued under this Note prior to the Maturity Date. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Accrued interest shall compound to the Accreted Principal Amount on the last day of each calendar quarter from the date of this Note until the Maturity Date or the date this Note is otherwise repaid (each such quarterly date, the “Interest Compounding Date”). “Accreted Principal Amount” means the principal amount of the Notes plus the amount of interest that has accrued and compounded thereon on each Interest Compounding Date. In the event that the principal amount of this Note, any interest, or any amount payable hereunder is not paid in full when such amount becomes due and payable, or upon the occurrence of an Event of Default, interest shall accrue at the lesser of (a) the initial Interest Rate plus five percent (5%) per annum or (b) the highest rate of interest allowable under applicable law, on the balance of all amounts outstanding until such overdue amounts are paid or the Event of Default is cured, and such interest shall be payable on demand.

3. Covenants. The Company covenants and agrees until the date on which all present and future obligations and liabilities of the Company to the Holder for the payment of money under this Note (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by the Company under this Note, including interest accruing at the then applicable rate provided in this Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to the Company, whether or not a claim for post-filing post-petition interest is allowed in such proceeding) have been paid in full:

3.1 Financial Statements and Other Information.

(a) The Company shall deliver to the Holder of this Note the financial statements and other information required to be delivered under Section 8.1 of the Note Purchase Agreement.

(b) Not later than 15 days after the end of each month, the Company will provide a statement of the Company’s results of operations (on an adjusted EBITDA basis) and capital expenditures for such preceding month, each compared to the Company’s annual operating budget.

3.2 Indebtedness. The Company shall not, and shall not permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) Indebtedness in favor of the Holders under this Note and the Note Purchase Agreement;

(b) Indebtedness existing on the date hereof, as set forth on Schedule 3.22 to the Note Purchase Agreement;

(c) Indebtedness for accounts payable incurred in the ordinary course of business by the Company;

(d) Indebtedness incurred solely for the purpose of financing the acquisition of any equipment, machinery, software, improvements or any other similar property, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that the aggregate outstanding principal amount of all Indebtedness permitted pursuant to this clause (d) outstanding for more than sixty (60) days after the incurrence of such Indebtedness shall not at any time exceed $500,000;

(e) Indebtedness of the Company evidenced by Capitalized Lease Obligations, provided, that in no event shall the aggregate principal amount of Capitalized Lease Obligations permitted by this clause (e) exceed $500,000 at any time outstanding; and

(f) Any extension, renewal, refinancing, refunding, or replacement (each, a “refinancing”) of Indebtedness permitted by clauses (b) through (e) above, on such terms and conditions as are, on the whole, not materially more onerous to the Company than the terms and conditions of such original Indebtedness on the date of such refinancing (including that the principal amount of such refinancing Indebtedness does not exceed the principal amount of, plus the amount of accrued and unpaid interest on, the Indebtedness so refinanced (plus the amount of reasonable premium and fees and expenses incurred in connection therewith)).

3.3 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable), or assign any right to receive income or permit the filing of any financing statement under the Uniform Commercial Code, as from time to time in effect in the relevant jurisdiction (the “UCC”), or any other similar notice of Lien under any similar recording or notice statute; provided, that the provisions of this Section 3.3 shall not prevent the creation, incurrence, assumption or existence of the following:

(a) Liens arising in the ordinary course of business by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges (other then Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided, that such Liens do not have a material adverse effect on the ability of the Company to repay amounts due under the Notes;

(b) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c) Liens in respect of property or assets of the Company or its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Company’s and its Subsidiaries’ property or assets taken as a whole or result in a material adverse effect on the Condition of the Company or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(d) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions and other similar encumbrances against real property incurred in the ordinary course of business;

(g) the Liens existing on the date hereof identified on Schedule 3.22 to the Note Purchase Agreement;

(h) Liens on cash deposited with account debtors to secure performance by the Company or any Subsidiary in the ordinary course of business subject to customary and reasonable terms;

(i) Liens upon assets of the Company or its Subsidiaries subject to Capitalized Lease Obligations, provided, that (A) such Liens only serve to secure the payment of Indebtedness permitted by Section 3.2(e) arising under such Capitalized Lease Obligation and (B) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Company or its Subsidiaries;

(j) Liens placed upon equipment, machinery, software, improvements or any other similar property, used in the ordinary course of business of the Company or any of its Subsidiaries at the time of the acquisition thereof by the Company or any of its Subsidiaries or within ninety (90) days thereafter to secure Indebtedness permitted by Section 3.2(d) above; provided, that the Liens encumbering the equipment, machinery software, improvements or any other similar property so acquired do not encumber any other asset of the Company or its Subsidiaries; and

(k) set-off rights of depository institutions (collectively with clauses (a) through (k) hereof, the “Permitted Liens”).

3.4 Fundamental Changes. The Company will not (i) consummate any Change of Control, (ii) sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) assets for a purchase price in excess of five million dollars ($5,000,000) or outside of the ordinary course of business (other than (A) sales or disposals of obsolete assets that the Company has determined, in good faith, not to be useful in the conduct of its business or (B) a Business Unit Sale resulting in proceeds to the Company and/or any of its Subsidiaries of less than forty million dollars ($40,000,000), but at least twenty million dollars ($20,000,000)) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or (iii) liquidate or dissolve, except that, if at the time and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, provided that (A) the Company or any of its Subsidiaries may, with the prior written consent of the Holders, merge with or into any other wholly-owned Subsidiary of the Company and, except as otherwise prohibited by this Note, may sell, transfer, lease or otherwise dispose of its assets to the Company or to another wholly-owned Subsidiary of the Company; and (B) any Subsidiary may liquidate or dissolve if the Board of Directors of the Company determines in good faith that such liquidation or dissolution is in its best interests and is not disadvantageous to the Holders.

3.5 Restricted Payments. The Company will not, and the Company will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (i) any Subsidiary may make a Restricted Payment to the Company or any of its wholly-owned Subsidiaries, and (ii) the Company or any of its Subsidiaries may make any Restricted Payment required by the terms of the Note Purchase Agreement and the other documents executed in connection therewith.

3.6 Transactions with Affiliates. The Company will not, and the Company will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, and (b) transactions under the agreements listed on Schedule 3.17 to the Note Purchase Agreement.

3.7 Investments. The Company will not, and the Company will not permit any Domestic Subsidiary (as hereinafter defined) to, make an Investment in any Person, except for Permitted Investments.

3.8 Property of Existing Domestic Subsidiaries. The Company will not permit, or suffer to allow, any Subsidiary that is incorporated or otherwise organized under the laws of the United States of America or any state thereof (a “Domestic Subsidiary”), to (i) own, hold, lease, license, purchase or otherwise acquire any personal or real property (excluding any material intellectual property) in excess of $50,000 for all property held by such Subsidiary, or $250,000 in the aggregate for all property held by all Domestic Subsidiaries (ii) maintain any deposit account in its name, (iii) own or otherwise hold any rights to any material intellectual property or (iv) otherwise conduct any business or maintain operations.

3.9 Books and Records. The Company shall not make any material changes in accounting policies and shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Company and its Subsidiaries in accordance with GAAP consistently applied.

3.10 Inspection. The Company shall, and shall cause each of its Subsidiaries to, permit representatives of the Holders to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon notice to the Company.

3.11 Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other property rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Condition of the Company or on the prospects of repayment of the Notes.

3.12 Maintenance of Properties. The Company shall, and shall cause each Subsidiary to, maintain, preserve and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall by fully preserved and maintained, except in each case to the extent that, in the reasonable business judgment of such Person, any such property or equipment is no longer necessary for the proper conduct of the business of such Person.

4. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

4.1 Failure To Pay. (i) The failure of the Company to pay any principal due under any of the Notes when due and payable (whether by acceleration, declaration, extension or otherwise), or (ii) the failure of the Company to pay any other amounts due under any of the Notes when due and payable if such failure is not cured within five (5) days of Company’s receipt of notice thereof from any of the Holders.

4.2 Other Covenants and Agreements. The failure of Company or any of its Subsidiaries to perform, observe or comply with any of the covenants of this Note and the Note Purchase Agreement, if such failure is not cured within sixty (60) days from its respective due date.

4.3 Representations and Warranties. If any representation or warranty made by the Company or any of its Subsidiaries in the Note Purchase Agreement is not true and correct in all material respects on the Initial Closing Date or the Second Closing Date, as the case may be.

4.4 Default on Other Obligations. The occurrence of any condition resulting in the acceleration of or default under any other Indebtedness for borrowed money of the Company or any of its Subsidiaries.

4.5 Involuntary Bankruptcy. There shall be filed against the Company or any of its Subsidiaries an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (a) the liquidation of the Company or any of its Subsidiaries or (b) a reorganization of the Company or any of its Subsidiaries or the business and affairs of the Company or any of its Subsidiaries or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for the Company or any of its Subsidiaries of the property of the Company or any of its Subsidiaries.

4.6 Voluntary Bankruptcy. The commencement by the Company or any of its Subsidiaries of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by the Company or any of its Subsidiaries to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for the Company or any of its Subsidiaries of any of the property of the Company or any of its Subsidiaries or the making by the Company or any of its Subsidiaries of an assignment for the benefit of creditors, or the failure by Company or any of its Subsidiaries generally to pay its debts as the debts become due.

4.7 Judgments, Awards. Any judgment or order for the payment of money is rendered against the Company or any of its Subsidiaries in an amount in excess of two hundred fifty thousand dollars ($250,000) individually or in the aggregate and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order and not stayed, or (ii) there is any period of thirty (30) consecutive days during which such judgment has not been paid in full or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

4.8 Attachment by Lenders. Any assets of the Company or any of its Subsidiaries shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by any Holder, in good faith but in its sole discretion, that the same could have a material adverse effect on the prospect for the Holders to fully and punctually realize the full benefits conferred on the Holders by the Notes and/or the Note Purchase Agreement.

5. Remedies. Upon and after the occurrence of an Event of Default, the Holder shall be entitled to the exercise the rights and remedies set forth in the Note Purchase Agreement, this Note and under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently. The Holder acknowledges and agrees that notwithstanding the terms and provisions of this Note, the Holder shall not be entitled to take any action permitted to be taken by the Holder under this Note unless the Holder holds, together with its Affiliates, Notes having an aggregate principal amount equal to at least 40% of the aggregate principal amount of all of the Notes issued at the Initial Closing and the Holder gives prompt written notice to the other Holders after such exercise or exercises.

6. Assignment. Subject to the restrictions on transfer described in Section 9 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Company shall not be permitted to assign this Note without the prior written consent of the Holders.

7. Waiver of Notice. The Company hereby waives notice, presentment, demand, protest and notice of dishonor.

8. Transfer of This Note. With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect); provided, that no opinion shall be required for any transfer to an Affiliate or if the transfer is made in compliance with the Securities Act, so long as the transferee can make the same representations and warranties at the time of transfer as set forth in Sections 4.5, 4.6, 4.7, 4.8, 4.9, 4.10 and 4.11 of the Note Purchase Agreement. Promptly upon delivering such written notice and opinion, if so required, the Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. This Note is registered as to both principal and stated interest with the Company (or its agent) within the meaning of section 1.871-14(c)(1)(i) of the Income Tax Regulations. Accordingly, notwithstanding anything to the contrary in this paragraph, this Note, together with any interest thereon, may be transferred only (i) upon surrender of the Note by the transferor to the Company (or its agent) and the reissuance of the Note (or the issuance of a new Note) to the transferee, or (ii) by transfer of the right to principal and interest through a book-entry system meeting the requirements of section 1.871-14(c)(1)(i)(B) of the Income Tax Regulations that is maintained by the Company (or its agent). In the case of a Holder that is not a “United States person” within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as an exception under section 871(h) or section 881(c) of the Code does not apply, the Company (or its agent) shall not withhold any U.S. federal income tax with respect to such Holder provided that the Holder timely provides the Company (or its agent) with a statement that meets the requirements of section 871(h)(5) of the Code.

9. Treatment of Note. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

10. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally recognized courier service or mailed by registered or certified mail, postage prepaid, to the respective addresses of the parties as set forth on the signature pages hereto or if sent by facsimile to the respective facsimile numbers of the parties set forth on the signature pages hereto. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given and received when personally delivered or three (3) business days after deposited in the mail or one business day after sent by courier or upon confirmation of facsimile delivery in the manner set forth above.

11. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon Holder or any other Person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

13. Amendments and Waivers. No amendments or waivers of any provision of this Note, and no consent by the Holder to any departure by the Company, shall in any event be effective unless the same shall be in writing, and signed by the Holders of 66 2/3% of the outstanding principal amount of all of the Notes issued by the Company pursuant to the Note Purchase Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any such amendment or waiver shall be binding upon all Notes and all holders thereof.

14. Severability. Any provision of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE AND THE NOTE PURCHASE AGREEMENT AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO DEBTOR-CREDITOR RELATIONSHIP

BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE COMPANY AND THE HOLDER, AND THE COMPANY AND THE HOLDER HEREBY AGREE THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE COMPANY AND THE HOLDER ARE HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE COMPANY AND THE HOLDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE COMPANY AND THE HOLDER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

16. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this      day of December, 2004.

COMPANY:

CRITICAL PATH, INC., a California corporation

By:
Name:
Title:

Critical Path, Inc. 350 The Embarcadero San Francisco, CA 94105-1204 Telecopy: (415) 541-2300 Attention: Chief Financial Officer

With a copy to:

Paul, Hastings, Janofsky & Walker, LLP 55 Second Street, 24th Floor San Francisco, California 94105-3441 Telecopy: (415) 856-7100 Attention: Gregg Vignos, Esq.

Name of Holder:

Address:

Telephone:

Facsimile: